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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

Man Sang International (B.V.I.) Limited
Man Sang International Limited
Man Sang Enterprise Limited
Hong Kong Man Sang Investments Limited
Peking Pearls Company Limited
Man Sang Jewellery Company Limited
Overseas South Pearls Limited
Sokeen Limited
Golden Concord (Asia) Limited
Excel Access Limited
Wealth-In Investment Limited
Asean Gold Limited
Damei Pearls Jewellery Goods (Shenzhen) Co. Ltd.
Man Hing Jewellery Goods (Shenzhen) Co., Ltd.
Tangzhu Jewellery Goods (Shenzhen) Co., Ltd.